As filed with the Securities and Exchange Commission on August 2, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GEORGIA-CAROLINA BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2326075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3527 Wheeler Road

Augusta, Georgia 30909

(Address of Principal Executive Offices)

DIRECTORS EQUITY INCENTIVE PLAN

(Full title of the plan)

Remer Y. Brinson, III

President and Chief Executive Officer

3527 Wheeler Road

Augusta, Georgia 30909

(706) 731-6600

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Terry F. Schwartz, Esq.

Smith, Gambrell & Russell, LLP

Promenade, Suite 3100

1230 Peachtree Street, N.E.

Atlanta, Georgia 30309-3592

(404) 815-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	161,849	$15.685	$2,538,602	$347

(1) This Registration Statement covers 161,849 additional shares of common stock, par value $0.001 per share, of Georgia-Carolina Bancshares, Inc. (the “Registrant”) available for issuance pursuant to awards under the Company’s Directors Equity Incentive Plan (f/k/a the Directors Stock Purchase Plan), as amended (the “Plan”). This Registration Statement also covers any additional shares of common stock of the Registrant that become issuable pursuant to awards under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of common stock of the Registrant.

(2) The maximum aggregate offering price is determined in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act solely for the purpose of calculating the registration fee and is equal to the product of 161,849, the number of shares registered hereunder, and $15.685, the average of the high and low prices of the common stock of the Company on July 30, 2013.

(3) Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. A Registration Statement on Form S-8 was filed previously on September 30, 2002 (File No. 333-100177) covering 44,244 shares of Common Stock (subsequently adjusted for stock splits to 126,801).

EXPLANATORY NOTE

This Registration Statement is filed pursuant to General Instruction E to Form S-8. The contents of the Registration Statement on Form S-8 (File No. 333-100177) are incorporated herein by reference and made a part hereof.

This Registration Statement on Form S-8 is filed by the Registrant to register an additional 161,849 shares of Common Stock which may be awarded under the Plan pursuant to an amendment of such Plan authorized on April 23, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.      Plan Information.

Omitted.*

Item 2.      Registrant Information and Employee Plan Annual Information.

Omitted.*

*Separately given to participants. Pursuant to the rules for filing a registration statement on Form S-8, such information is contained in documents which do not constitute a part of this registration statement but which shall, together with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Certain Documents By Reference.

Georgia-Carolina Bancshares, Inc. (hereinafter, the “Company” or the “Registrant”) hereby incorporates by reference in this registration statement its prospectus and the following documents:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Annual Report”) filed pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c)

The description of the Company’s common stock, $0.001 par value (the “Common Stock”) contained in the Company’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission (the “Commission”) on August 14, 1997; and

(d)

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, except to the extent that such documents provide that the information is furnished to, and not filed with, the Commission, or that the information shall not otherwise be incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified and superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As provided under Georgia law, the Company’s Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages, for breach of the duty of care or any other fiduciary duty owed to the Company as a director, except that such provisions shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Company; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for unlawful corporate distributions; or (d) for any transaction from which the director received an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by applicable law, as amended.

Article VI of the Company’s Bylaws provides that the Company shall indemnify a director or officer of the Company who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party or in defense of any claim, issue or matter therein because he or she is or was a director or officer of the Company, against reasonable expenses incurred by him or her in connection with such defense.

The Company’s Bylaws also provide that the Company may indemnify any director or officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if he or she conducted himself or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in the best interests of the Company; in all other cases, that such conduct was at least not opposed to the best interests of the Company; and in the case of a criminal proceeding, that he or she had no reasonable cause to believe such conduct was unlawful. An officer who is not a director, or an officer who is also a director and is made a party to a proceeding on the sole basis of an act or omission in his or her capacity as an officer, may be indemnified as provided by the Articles of Incorporation, Bylaws, a resolution of the board or contract, except for liability arising out of conduct that constitutes (i) an appropriation, in violation of his or her duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transaction from which the officer received an improper personal benefit. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a majority of all of the disinterested members of the board, if there are two or more such disinterested members; (b) a majority of a committee of disinterested directors comprised of two or more such disinterested directors; (c) independent legal counsel; or (d) the shareholders. No indemnification may be made to or on behalf of a director or officer (1) in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the Director has met the relevant standard of conduct, or (2) in connection with any other proceeding with respect to conduct for which such person was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

The Company may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend the Company’s Articles of Incorporation, indemnify or obligate itself to indemnify a director or officer made a party to a proceeding, including a proceeding brought by or in the right of the Company. In addition, the Company may also indemnify an employee or agent who is not a director, to the extent consistent with public policy, which may be provided by the Company’s Articles of Incorporation, Bylaws, resolutions of the board or contract.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1

Articles of Incorporation of the Company (incorporated herein by reference to the exhibit contained in the Company’s Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, Registration No. 333-69763, previously filed with the Commission).

4.1.1

Articles of Amendment to the Articles of Incorporation of the Company (incorporated herein by reference to the exhibit contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000, previously filed with the Commission).

4.2

By-Laws of the Company (incorporated herein by reference to the exhibit contained in the Company’s Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, Registration No. 333-69763, previously filed with the Commission).

4.3

Directors Equity Incentive Plan effective October 26, 2009 (incorporated herein by reference to the exhibit contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, previously filed with the Commission).

4.4

Amendment to Directors Equity Incentive Plan effective January 23, 2012 (incorporated by reference to the exhibit contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, previously filed with the Commission).

4.5

Second Amendment to Directors Equity Incentive Plan effective April 23, 2012 (incorporated by reference to the exhibit contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, previously filed with the Commission).

5.1	Opinion of Smith, Gambrell & Russell, LLP as to the legality of the securities being registered.*

23.1	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1).*

23.2	Consent of Cherry Bekaert LLP (formerly Cherry, Bekaert & Holland, L.L.P.)*

23.3	Consent of Crowe Horwath LLP*

24.1	Powers of Attorney (contained on the signature page to this Registration Statement).*

*Filed Herewith

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 so long as the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Augusta, State of Georgia, on August 2, 2013.

Georgia-Carolina Bancshares, Inc.

By:	/s/ Remer Y. Brinson, III
Remer Y. Brinson, III President and Chief Executive Officer (principal executive officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Remer Y. Brinson, III and Thomas J. Flournoy, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or resubstitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Remer Y. Brinson, III	Director, President and Chief Executive Officer (principal executive officer)	August 2, 2013
Remer Y. Brinson, III

/s/ Thomas J. Flournoy	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 2, 2013
Thomas J. Flournoy

/s/ Patrick G. Blanchard	Director	August 2, 2013
Patrick G. Blanchard

/s/ Mac A. Bowman	Director	August 2, 2013
Mac A. Bowman

Director
Philip G. Farr

/s/ Samuel A. Fowler, Jr.	Chairman of the Board of Directors	August 2, 2013
Samuel A. Fowler, Jr.

/s/ Arthur J. Gay, Jr.	Director	August 2, 2013
Arthur J. Gay, Jr.

/s/ George H. Inman	Director	August 2, 2013
George H. Inman

/s/ David W. Joesbury, Sr.	Director	August 2, 2013
David W. Joesbury, Sr.

Director
Jefferson B.A. Knox

/s/ John W. Lee	Director	August 2, 2013
John W. Lee

Director
James L. Lemley, M.D.

/s/ William D. McKnight	Director	August 2, 2013
William D. McKnight

/s/ A. Montague Miller	Director	August 2, 2013
A. Montague Miller

Director
Robert N. Wilson, Jr.

Director
Bennye M. Young

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1

Articles of Incorporation of the Company (incorporated herein by reference to the exhibit contained in the Company’s Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, Registration No. 333-69763, previously filed with the Commission).

4.1.1

Articles of Amendment to the Articles of Incorporation of the Company (incorporated herein by reference to the exhibit contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000, previously filed with the Commission).

4.2

By-Laws of the Company (incorporated herein by reference to the exhibit contained in the Company’s Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, Registration No. 333-69763, previously filed with the Commission).

4.3

Directors Equity Incentive Plan effective October 26, 2009 (incorporated herein by reference to the exhibit contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, previously filed with the Commission).

4.4

Amendment to Directors Equity Incentive Plan effective January 23, 2012 (incorporated by reference to the exhibit contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, previously filed with the Commission).

4.5

Second Amendment to Directors Equity Incentive Plan effective April 23, 2012 (incorporated by reference to the exhibit contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, previously filed with the Commission).

5.1	Opinion of Smith, Gambrell & Russell, LLP as to the legality of the securities being registered.*

23.1	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1).*

23.2	Consent of Cherry Bekaert LLP (formerly Cherry, Bekaert & Holland, L.L.P.)*

23.3	Consent of Crowe Horwath LLP*

24.1	Powers of Attorney (contained on the signature page to this Registration Statement).*

*Filed Herewith